UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012 (February 2, 2012)

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street
New York, New York 10036

(Address of registrant’s principal executive office)

Registrant’s telephone number, including area code: (212) 461-5200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2012, CIT Group Inc. (“CIT”) completed a private placement of $3.25 billion aggregate principal amount of Series C Second-Priority Secured Notes, consisting of $1.5 billion principal amount of notes due 2015 (the “2015 Notes”) and $1.75 billion principal amount of notes due 2019 (the “2019 Notes,” together, the “Notes”). The 2015 Notes were issued to investors at par and will bear interest at a rate of 4.750% per annum and the 2019 Notes were issued to investors at par and will bear interest at a rate of 5.500% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2012.

The net proceeds of this offering were approximately $3.22 billion, after deducting commissions, fees and expenses associated with the offering. We intend to use the net proceeds from this offering for general corporate purposes and the refinancing of outstanding indebtedness.

The Notes were offered and sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Notes are obligations of CIT and are secured by the same collateral that secures CIT’s outstanding Series A Notes. In addition, the Notes are guaranteed by the same subsidiaries of CIT (the “Guarantors”) that guarantee CIT’s outstanding Series A Notes. The guarantees and collateral for the Notes will be released upon the Notes receiving an investment grade rating from each of Moody’s and S&P after giving effect to the release. In addition, the guarantees and/or collateral for the Notes will be automatically released if the same guarantees and/or collateral for the Series A Notes are released at the same time or if the Series A Notes have been paid off in full.1

The Notes were issued under a base indenture, dated March 30, 2011, as supplemented by a third supplemental indenture, dated as of February 7, 2012 (together, the “Indenture”), each between CIT, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. The Indenture contains certain covenants that, subject to exceptions, limit CIT’s ability to (i) create liens and (ii) merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of its assets.

The Notes may be redeemed at any time, in whole or in part, at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium based on a discount rate of the applicable U.S. Treasury rate plus 50 basis points. In addition, CIT may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.

In addition, if CIT experiences a Change of Control Triggering Event (as defined in the Indenture), the holders of the Notes may require CIT to repurchase for cash all or a portion of their Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

In connection with the private placement of the Notes, CIT and the Guarantors entered into a registration rights agreement dated as of February 7, 2012 (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, as representative for the initial purchasers. Under the Registration Rights Agreement, CIT is obligated, no later than 366 days after the issue date of the Notes, to use commercially reasonable efforts to consummate an offer to exchange each of the Notes for a new issue of debt securities registered under the Securities Act, with terms substantially identical to those of the Notes. However, CIT will not be required to make or consummate the exchange offer to the extent that the Notes are freely tradable under Rule 144 under the Securities Act, without restrictive legends or a restricted CUSIP number, before the required date for the consummation of such exchange offer. If CIT fails to satisfy its exchange obligations under the Registration Rights Agreement, CIT will be required to pay additional interest to the holders of the Notes under certain circumstances.

[1]	On February 7, 2012, CIT delivered to the Trustee under the indenture relating to the Series A Notes a notice to redeem on March 9, 2012, all of its remaining Series A Notes. Following this redemption, the Series A Notes will be paid off in full.

The Indenture and the Registration Right Agreement have been filed as exhibits to this Current Report on Form 8-K and the description of the Indenture and Registration Rights Agreement contained herein is qualified in its entirety by reference to the Indenture and Registration Rights Agreement. A copy of the Press Release announcing the results of the private placement of Notes is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of March 30, 2011, between CIT Group Inc. and Deutsche Bank Trust Company Americas, as trustee

4.4	Third Supplemental Indenture, dated as of February 7, 2012, between CIT Group Inc., the Guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee (including the Form of Notes)

10.1

Registration Rights Agreement, dated as of February 7, 2012, among CIT Group Inc., the Guarantors named therein, and JP Morgan Securities LLC, as representative for the initial purchasers named therein

99.1	Press release, dated as of February 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.

(Registrant)

		By:	/s/ Scott T. Parker

Scott T. Parker
Executive Vice President &
Chief Financial Officer

Dated:	February 13, 2012